 Exhibit 99.(d)(2)(Q)(ii)

AMERICAN BEACON FUNDS

FIRST AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

This Amendment to the American Beacon Funds Investment Advisory Agreement (“Amendment”) effective as of the 27th day of February, 2024. by and among American Beacon Funds, a Massachusetts Business Trust (“Trust”), American Beacon Advisors, Inc., a Delaware Corporation (the “Manager”), and Shapiro Capital Management LLC (the “Adviser”);

WHEREAS, the Trust, Manager, and Adviser entered into an Investment Advisory Agreement dated as of January 26, 2024 (the “Agreement”); and

WHEREAS, the parties desire to amend certain provisions of the Agreement, as more particularly set for the below.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.	Amendment to the Agreement

Effective February 27, 2024, Schedule A to the Agreement is deleted in its entirety to add the reference to the American Beacon Shapiro Equity Opportunities Fund and replaced with Schedule A attached hereto.

2.	Miscellaneous

(a)       Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)       This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

Shapiro Capital Management LLC		American Beacon Advisors, Inc.

By:	/s/ Louis Shapiro	By:	/s/ Paul B. Cavazos
Name:	Louis Shapiro		Paul B. Cavazos
Title:	President		Senior Vice President

American Beacon Funds

By:	/s/ Jeffrey K. Ringdahl
Jeffrey K. Ringdahl
President
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Schedule A

To the

Investment Advisory Agreement

Among

American Beacon Funds

American Beacon Advisors, Inc.

and

Shapiro Capital Management LLC

American Beacon Funds (the “Trust”) shall pay Shapiro Capital Management LLC (“Adviser”) pursuant to Section 4 of the Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. and the Adviser for rendering investment management services with respect to the Funds the following fees for assets under Adviser’s management.

American Beacon Shapiro SMID Cap Equity Fund:

[  ]% per annum on the first $250 million

[  ]% per annum on the next $250 million

[  ]% per annum on the excess over $500 million

American Beacon Shapiro Equity Opportunities Fund:

[  ]% per annum on the first $250 million

[  ]% per annum on the next $250 million

[  ]% per annum on the excess over $500 million

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar month, the fee shall be prorated based on the portion of such calendar month during which the Agreement was in force.

Dated as of February 27, 2024

Shapiro Capital Management LLC		American Beacon Advisors, Inc.

By:	/s/ Louis Shapiro	By:	/s/ Paul B. Cavazos
Name:	Louis Shapiro		Paul B. Cavazos
Title:	President		Senior Vice President

American Beacon Funds

By:	/s/ Jeffrey K. Ringdahl
Jeffrey K. Ringdahl
President
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